Exhibit 10.25.3

     THIRD LOAN MODIFICATION TO THE ACCOUNTS RECEIVABLE FINANCING AGREEMENT

    This Second Loan Modification Agreement to the Accounts Receivable
Financing Agreement (this "Loan Modification Agreement') is entered into as of February 28, 2002, by and between SILICON VALLEY BANK, a California-chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462, doing business under the name "Silicon Valley East" ("Bank") (i) VISUAL NETWORKS, INC., a Delaware corporation, (ii) VISUAL NETWORKS OPERATIONS, INC., a Delaware corporation, (iii) VISUAL NETWORKS INVESTMENTS, INC., a California corporation, (iv) VISUAL NETWORKS TECHNOLOGIES, INC., a California corporation,
(v) VISUAL NETWORKS OF TEXAS, L.P., a Texas limited partnership, (vi) VISUAL NETWORKS INSURANCE, INC., a Vermont corporation, (vii) INVERSE NETWORK TECHNOLOGY, a California corporation, and (viii) AVESTA TECHNOLOGIES, INC., a Delaware corporation (jointly, severally and collectively, the "Borrower" or "Borrowers").

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of February 28, 2001, evidenced by, among other documents, (i) a certain Accounts Receivable Financing Agreement dated as of February 28, 2001, between Borrower and Bank, as amended by a certain First Loan Modification to the Accounts Receivable Financing Agreement dated as of May 24, 2001, as further amended by a certain Second Loan Modification to the Accounts Receivable Financing Agreement dated as of December 20, 2001 (as may be amended from time to time, the "Financing Agreement") and,
(ii) a certain Loan and Security Agreement dated as of February 28, 2001, between Borrower and Bank, as amended by a certain First Loan Modification Agreement dated as of May 24, 2001, as further amended by a certain Second Loan Modification to the Loan and Security Agreement dated as of December 20, 2001 (as may be amended from time to time, the "Loan Agreement"). The Financing Agreement established: (i) an accounts receivable line of credit in favor of Borrower in the maximum principal amount of Ten Million Dollars ($10,000,000.00) (the "Accounts Receivable Line"). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

Hereinafter, all indebtedness and obligations owing by Borrower to Bank shall be referred to as the "Obligations".

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Financing Agreement (together with any other collateral security granted to Bank, the "Security Documents").

Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the "Existing Loan Documents".

3.  DESCRIPTION OF CHANGE IN TERMS.

A.  Modifications to Financing Agreement.


1. The Financing Agreement shall be amended by deleting the following, definition appearing as in Section 1 thereof, in its entirety:

     "Facility Period" is the period beginning on this date and continuing until February 28, 2002, unless the period is terminated sooner by Lender with notice to Borrower or by Borrower pursuant to the terms of this Agreement."

    and inserting in lieu thereof the following:

    "Facility Period" is the period beginning on this date and continuing until April 29, 2002, unless the period is terminated sooner by Lender with notice to Borrower or by Borrower pursuant to the terms of this Agreement."


4. RATIFICATION OF INTELLECTUAL PROPERTY SECURITY AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Intellectual Property Security Agreement dated as of February 28, 2001, between Borrower and Bank, and acknowledges, confirms and agrees that said Intellectual Property Security Agreement (including all Exhibits attached thereto) shall remain in full force and effect and contain an accurate and complete listing of all Intellectual Property Collateral as defined in said Intellectual Property Security Agreement.

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5. ADDITIONAL COVENANTS: RATIFICATION OF PERFECTION CERTIFICATE. Borrower shall not, without providing the Bank with thirty (30) days prior written notice: (i) relocate its principal executive office or add any new offices or business locations or keep any Collateral in any additional locations, or (ii) change its state of formation, or (iii) change its organizational structure, (iv) change its legal name, or (v) change any organizational number (if any) assigned by its state of formation. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in certain Perfection Certificates dated as of February 28, 2001, between Borrower and Bank, and acknowledges, confirms and agrees the disclosures and information above Borrower provided to Bank in the Perfection Certificates have not changed, as of the date hereof.

6. AUTHORIZATION TO FILE. Borrower hereby authorizes Bank to file financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to further perfect or protect Bank's interest in the Collateral.

7. CONCERNING REVISED ARTICLE 9 OF THE UNIFORM COMMERCIAL CODE. The Borrower affirms and reaffirms that notwithstanding the terms of the Security Documents to the contrary, (i) that the definition of "Code", "UCC" or "Uniform Commercial Code" as set forth in the Security Documents shall be deemed to mean and refer to "the Uniform Commercial Code as adopted by The Commonwealth of Massachusetts (presently, Mass. Gen. Laws. Ch. 106), may be amended and in effect from time to time and (ii) the Collateral is all assets of the Borrower. In connection therewith, the Collateral shall include, without limitation, the following categories of assets as defined in the Code: goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts (including health-care-insurance receivables, and license fees), chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities and all other investment property, general intangibles (including payment intangibles and software), supporting obligations and any and all proceeds of any thereof, wherever located, whether now owned or hereafter acquired.

8. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

9. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.


10. NO DEFENSES OF BORROWER. Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Obligations.

11. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank's agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

12. RIGHT OF SET-OFF. In consideration of Bank's agreement to enter into this Loan Modification Agreement, Borrower and any guarantor hereby reaffirm and hereby grant to Bank, a lien, security interest and right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Silicon Valley Bank or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower and any guarantor even though unmatured and regardless of the adequacy of any other collateral securing the loan. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

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13. JURISDICTION/VENUE. Borrower accepts for itself and in connection with its properties, unconditionally, the non-exclusive jurisdiction of any state or federal court of competent jurisdiction in the Commonwealth of Massachusetts in any action, suit, or proceeding of any kind against it which arises out of or by reason of this Loan Modification Agreement; provided, however, that if for any reason Bank cannot avail itself of the courts of the Commonwealth of Massachusetts, then venue shall lie in Santa Clara County, California.

14. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank (provided, however, in no event shall this Loan Modification Agreement become effective until signed by an officer of Bank in California).


    This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.


BORROWERS:                                BANK:

VISUAL NETWORKS, INC.                     SILICON VALLEY BANK, doing business as
                                          SILICON VALLEY EAST

By       /s/ Richard H. Deily             By:       /s/ Steven J. DiPasquale

Title    Director, Treasury Operations    Name:    Steven J. DiPasquale

                                          Title:   Vice President
VISUAL NETWORKS OPERATIONS, INC.


By       /s/ Richard H. Deily

Title    Director, Treasury Operations


VISUAL NETWORKS INVESTMENTS, INC.

By       /s/ Richard H. Deily

Title    Director, Treasury Operations


VISUAL NETWORKS TECHNOLOGIES, INC.

By       /s/ Richard H. Deily

Title    Director, Treasury Operations


VISUAL NETWORKS OF TEXAS, L.P.
by Visual Networks Texas Operations, Inc., its
General Partner

By       /s/ Richard H. Deily

Title    Director, Treasury Operations


VISUAL NETWORKS INSURANCE, INC.

By       /s/ Richard H. Deily

Title    Director, Treasury Operations


INVERSE NETWORK TECHNOLOGY

By       /s/ Richard H. Deily

Title    Director, Treasury Operations


AVESTA TECHNOLOGIES, INC.

By       /s/ Richard H. Deily

Title    Director, Treasury Operations